Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "QUEST PATENT RESEARCH CORPORATION", FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF JULY, A.D. 2022, AT 4:18 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

2132451 8100
SR# 20223105547

Authentication: 204024043
Date: 07-27-22

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

QUEST PATENT RESEARCH CORPORATION

Quest Patent Research Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "corporation"), does hereby certify:

1. The Certificate of Incorporation of the corporation was filed with the Secretary of State on July 17, 1987. An Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") of the corporation was filed with the Secretary of State on January 22, 2016.

2. Paragraph (a) of Article FOURTH of the Restated Certificate of Incorporation is hereby amended and restated to read as follows:

"FOURTH: (a) The total number of shares of capital stock which the Corporation shall have authority to issue is forty million (40,000,000) shares, of which (i) ten million (10,000,000) shares are designated as preferred stock, with a par value of $0.00003 per share ("Preferred Stock"), and (ii) thirty million (30,000,000) shares are designated as common stock, with a par value of $0.00003 per share ("Common Stock")."

3. Upon the filing of this Certificate of Amendment, each share of Common Stock, par value of $0.00003 per share, outstanding on such date shall automatically become and be converted into 0.01 of a share of such Common Stock, with fractional shares being rounded up to the next higher whole number of shares.

4. This Amendment to the Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of Delaware.

5. The capital of the corporation will not be reduced under or by reason of any amendment herein certified.

IN WITNESS WHEREOF, Quest Patent Research Corporation has caused this Certificate to be signed by its Chief Executive Officer this 27th day of July, 2022.

/s/ Jon C. Scahill
Jon C. Scahill, Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:18 PM 07/27/2022
FILED 04:18 PM 07/27/2022
SR 20223105547 - File Number 2132451